Exhibit 5

                                                                     May 2, 1996
Grand Casinos, Inc.
13705 First Avenue North
Minneapolis, Minnesota   55441

Ladies and Gentlemen:

         We have acted on behalf of Grand Casinos, Inc., a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S- 3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on May 3, 1996 relating to the registration under the Securities Act of 1933, as amended, of 211,200 shares (the "Shares") of the Company's Common Stock, $.01 par value.

          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares have been duly authorized, validly issued, fully paid and are non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                    Very truly yours,

                                    /s/ Maslon Edelman Borman & Brand,
                                    a Professional Limited Liability Partnership